, 2019
Exhibit 99.1

LIBERTY LATIN AMERICA LTD. ANNOUNCES WHEN-ISSUED TRADING AND TRADING SYMBOL INFORMATION FOR SUBSCRIPTION RIGHTS OFFERING

Denver, Colorado – September 10, 2020: Liberty Latin America Ltd. (“Liberty Latin America”) (Nasdaq: LILA and LILAK, OTC Link: LILAB) announced today that the subscription rights to purchase its Class C common shares (the “Class C Rights”) to be distributed to holders of Liberty Latin America’s Class A common shares, Class B common shares and Class C common shares in connection with its previously announced rights offering (the "Rights Offering") will trade on a when-issued basis on the Nasdaq Global Select Market under the symbol “LILRV” on September 10, 2020 and will begin trading in the regular way on the Nasdaq Global Select Market under the symbol “LILAR” on September 11, 2020.

For additional information on the Rights Offering, please see the prospectus included in Liberty Latin America's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on September 10, 2020 (the “Prospectus”). The completion of the distribution of the Class C Rights remains subject to the satisfaction of certain conditions, and Liberty Latin America reserves the right to terminate the Rights Offering at any time prior to the expiration date of the Rights Offering, including prior to the distribution of the Class C Rights or the commencement of the Rights Offering.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the distribution of the Class C Rights, the Rights Offering and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including, without limitation, Liberty Latin America's ability to satisfy the conditions to the distribution of the Class C Rights and ability to complete the Rights Offering. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to our filings with the Commission, including our most recently filed Form 10-K and Form 10-Q, for additional information about the risks and uncertainties related to our business that may affect the statements made in this press release.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The Rights Offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. None of Liberty Latin America, its board of directors or any committee of its board of directors is making any recommendation to rightsholders as to whether to exercise or sell their Class C Rights. Rightsholders should carefully read the Prospectus insofar as it relates to the Rights Offering before making any decisions with respect to their Class C Rights.

Investor Relations:     Media Relations:
Kunal Patel ir@lla.com   Claudia Restrepo  llacommunications@lla.com